Exhibit 99.1

Rigel Announces Executive Management Changes

James M. Gower Retires, Raul Rodriguez Named CEO and Appointed to the Board, Gary Lyons Named Chairman

SOUTH SAN FRANCISCO, Calif., November 24, 2014 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today announced James M. Gower is retiring from the board of directors and from his positions as chairman and chief executive officer, and Raul Rodriguez, most recently serving as the company’s president and chief operating officer, will assume the position of chief executive officer and join the board of directors.  Gary Lyons, a member of Rigel’s Board of Directors since 2005, will become chairman. Mr. Gower is expected to remain an employee until the end of the year and, thereafter will be a consultant to the company providing advice on strategy, business development and other matters.

“We are grateful to Jim for his many years of commitment to Rigel and his role in fostering the company’s growth,” said Gary Lyons, chairman of Rigel’s board of directors.  Mr. Lyons noted that Mr. Gower and Mr. Rodriguez have been working together towards this transition. “We are confident in Raul’s capabilities and readiness to lead Rigel into the next phase of growth,” added Mr. Lyons.

Mr. Gower joined Rigel as president and chief executive officer in January 1997. He was named chairman of the board in October 2001. Under his guidance, Rigel grew from a small startup to a significant developer of small molecule therapeutics for a range of immune and metabolic disorders.  Mr. Gower is a widely respected and well known leader in the biotech community, having previously served as president and chief executive officer of Tularik, Inc. (later acquired by Amgen), and as senior vice president at Genentech Inc. prior to its merger with Roche.

Mr. Rodriguez joined Rigel in April 2000 as vice president of business development. He was named executive vice president and chief operating officer in June 2004, and has been president and chief operating officer since May 2010.  In addition to overseeing the day-to-day operations of Rigel, Mr. Rodriguez has been pivotal in developing relationships with biopharmaceutical industry leaders and observers, speaking on behalf of the company and the industry at major events.  Prior to joining Rigel, Mr. Rodriguez held senior management, business development and operations roles at Ontogeny, Inc. and Scios, Inc.  He began his career at G.D. Searle & Company.  He holds an A.B. from Harvard College, a Masters of Public Health from the University of Illinois, and an M.B.A. from the Stanford Graduate School of Business.

Mr. Lyons became a member of the board of directors of Rigel in October 2005. He serves on the board of directors of Neurocrine Bioscience, Inc., after having been the founding President and Chief Executive Officer from 1993 to 2008.  Mr Lyons also serves as a member of the board of directors and as a strategic advisor to a number of public and private biotechnology companies.

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel currently has the following product candidates in development: fostamatinib, an oral SYK inhibitor, which is in Phase 3 clinical trials for ITP and is expected to enter a Phase 2 clinical trial for IgAN in the second half of 2014; R348, a topical JAK/SYK inhibitor, in a Phase 2 clinical trial for dry eye in GvHD; and two oncology product candidates in Phase 1 development with partners BerGenBio AS and Daiichi Sankyo.

This release contains forward-looking statements relating to, among other things, the continuation of Mr. Gower as an employee and future consultant of Rigel. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “planned,” “will,” “may,” “expect,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based on Rigel’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the availability of resources to develop Rigel’s product candidates, Rigel’s need for additional capital in the future to sufficiently fund Rigel’s operations and research, the uncertain timing of completion of and the success of clinical trials, market competition, risks associated with and Rigel’s dependence on Rigel’s corporate partnerships, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

#   #  #

Contact: Raul Rodriguez

Phone: 650.624.1302

Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Rivily, Inc.

Phone: 650.430.3777

Email: susan@rivily.com